UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Hartford Mutual Funds, Inc. The Hartford Mutual Funds II, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PO Box 55975 Boston MA 02205-5975

Shareholder Name	Reference Number:
Address
Address
Address

**IMMEDIATE RESPONSE NEEDED**

RE:   Joint Annual Shareholder Meeting of Hartford Mutual Funds, Inc. and Hartford Mutual Funds II, Inc. (together “Hartford Funds”) to be held on March 14, 2016

Dear Fellow Shareholder:

Recently, you received proxy materials regarding some important proposals that have been put before the Fund(s) that you have invested in. The Hartford Funds’ Boards have carefully evaluated the proposals and believes the approval of the proposals is in the best interest of shareholders.

Your voice is important in this proxy vote process and the scheduled shareholder meeting on March 14th is quickly approaching. If we do not obtain enough votes to conduct the meeting, we will have to adjourn and continue to request shareholder participation to reach required quorum.

Please call 1-855-520-7708 (toll-free) between 10:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday or 10:00 a.m. and 6:00 p.m. on Saturday to cast your vote and eliminate the need for further communications on this matter. During this brief call, you will be speaking with a representative of Boston Financial Data Services, the firm assisting the Fund in the effort of gathering votes.

At the time of the call, you will be asked for your reference number in order to locate your voting record.  Your reference number is printed at the top right hand side of this letter. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

We appreciate your vote.

Sincerely,

James Davey

President

Hartford Funds